Exhibit 99.1

CONTACTS:
Investor Relations
(718) 709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com

JETBLUE ANNOUNCES THIRD QUARTER RESULTS

NEW YORK (October 25, 2012) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter 2012:

•	Operating income for the quarter was $113 million, resulting in an 8.6% operating margin, compared to operating income of $108 million and a 9.0% operating margin in the third quarter of 2011.

•	Pre-tax income of $73 million in the third quarter. This compares to pre-tax income of $56 million in the third quarter of 2011.

•	Net income for the third quarter was $45 million, or $0.14 per diluted share. This compares to JetBlue's third quarter 2011 net income of $35 million, or $0.11 per diluted share.

“We are very pleased to report our tenth consecutive quarter of profitability, which wouldn't have been possible without the hard work and dedication of our 14,000 crewmembers” said Dave Barger, JetBlue's President and Chief Executive Officer. “We continue to execute on our profitable growth strategy in Boston and the Caribbean & Latin America, which drove record revenue performance during the third quarter. At the same time, a continued focus on cost control and operational efficiency were critical in delivering these strong results.”

Operational Performance

JetBlue reported record operating revenues in the third quarter of $1.3 billion, an increase of 9.4% versus the same period last year. Revenue passenger miles for the third quarter increased 8.9% to 9.07 billion on a capacity increase of 8.6%, resulting in a third quarter load factor of 84.8%, an increase of 0.3 points year over year.

Yield per passenger mile in the third quarter was 13.15 cents, up 0.8% compared to the third quarter of 2011. Passenger revenue per available seat mile (PRASM) for the third quarter 2012 increased 1.1% year over year to 11.15 cents and operating revenue per available seat mile (RASM) increased 0.7% year over year to 12.21 cents.

“We are pleased with our performance during the peak summer travel months and with our business-focused markets particularly in Boston,” said Robin Hayes, JetBlue's Chief Commercial Officer. “Our crewmembers' hard work and excellent customer service along with JetBlue's award-winning product made these results possible.”

Operating expenses for the quarter increased 9.8%, or $108 million, over the prior year period. JetBlue's operating expense per available seat mile (CASM) for the third quarter increased 1.1% year-over-year to 11.16 cents.

Excluding fuel, CASM increased 3.7% to 6.67 cents, driven primarily by higher maintenance expense due to the aging of JetBlue's fleet.

Fuel Expense and Hedging

JetBlue continued to hedge fuel to manage price volatility. Specifically, during the third quarter JetBlue hedged approximately 27% of its fuel consumption and additionally managed approximately 18% of its fuel consumption using fixed forward price agreements (FFPs), resulting in a realized fuel price of $3.17 per gallon, a 2% decrease over third quarter 2011 realized fuel price of $3.25. JetBlue's fuel expense reflects approximately $2 million in gains on fuel hedges settling during the third quarter.

JetBlue has hedged approximately 27% of its fourth quarter projected fuel requirements using a combination of collars, crude call options, and jet fuel swaps. In addition, JetBlue has managed approximately 19% of its fourth quarter projected fuel consumption using FFPs. Based on the fuel curve as of October 19th, JetBlue expects an average price per gallon of fuel, including the impact of hedges, FFPs and fuel taxes, of $3.25 in the fourth quarter and $3.22 for the full year 2012.

Balance Sheet Update

JetBlue ended the third quarter with approximately $1.1 billion in unrestricted cash and short term investments. Since December 31, 2011, JetBlue has increased the number of unencumbered A320 aircraft to seven and decreased the total debt balance by approximately $213 million.

“Our liquidity position remains strong, relatively unchanged from year end, while we reduced our total debt balance and increased the number of unencumbered aircraft,” said Mark Powers, JetBlue's Chief Financial Officer. “We believe we are on target to continue to generate strong cash from operations, while making prudent investments in the business and improving returns for shareholders.”

Fourth Quarter and Full Year Outlook

For the fourth quarter of 2012, CASM is expected to increase between 2.0% and 4.0% over the year-ago period. JetBlue expects roughly half of this year over year increase to be driven by maintenance expense. Excluding fuel, CASM in the fourth quarter is expected to increase between 2.0% and 4.0% year over year.

CASM for the full year is expected to increase between 1.5% and 3.5% over full year 2011. Excluding fuel, CASM in 2012 is expected to increase between 2.0% and 4.0% year over year.

Capacity is expected to increase between 5.0% and 7.0% in the fourth quarter and to increase between 7.0% and 9.0% for the full year.

JetBlue will conduct a conference call to discuss its quarterly earnings today, October 25, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline(TM) with other focus cities in Boston, Fort Lauderdale, Los Angeles, Orlando and San Juan. Known for its award-winning service and free TV as much as its low fares, JetBlue offers the most legroom in coach of any U.S. airline (based on average fleet-wide seat pitch) as well as super-spacious Even More Space seats. JetBlue is also America's first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue's control. Visit www.jetblue.com/promise for details. JetBlue serves 71 cities with 700 daily flights and plans to launch service to Providence, Rhode Island, as well as Cartagena, Colombia; Grand Cayman, Cayman Islands; and Samana, Dominican Republic this November, subject to receipt of government approval. JetBlue also plans to launch service to Charleston, South Carolina in early 2013. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information call +1 800-538-2583 (TTY/TDD +1 800-336-5530) or visit www.jetblue.com.
Forward Looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases and volatility in fuel prices, increases in maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; a negative impact on the JetBlue brand; the long term nature of our fleet order book;  changes in or additional government rules, regulations or laws; changes in our industry due to other airlines' financial condition; the impact on our growth because of economic difficulties in Europe through a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2011 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Percent Change		Nine Months Ended September 30,		Percent Change
	2012	2011			2012	2011
OPERATING REVENUES
Passenger	$1,194	$1,087	9.8		$3,461	$3,039	13.9
Other	114	108	5.2		327	319	2.5
Total operating revenues	1,308	1,195	9.4		3,788	3,358	12.8
OPERATING EXPENSES
Aircraft fuel and related taxes	481	454	5.9		1,364	1,246	9.5
Salaries, wages and benefits	262	236	11.2		782	706	10.8
Landing fees and other rents	73	65	11.4		211	185	13.8
Depreciation and amortization	66	57	16.0		190	171	11.0
Aircraft rent	32	32	(1.1)		98	102	(3.1)
Sales and marketing	51	49	4.3		152	145	4.5
Maintenance materials and repairs	85	59	44.4		258	165	56.4
Other operating expenses	145	135	6.8		401	399	0.3
Total operating expenses	1,195	1,087	9.8		3,456	3,119	10.8
OPERATING INCOME	113	108	5.0		332	239	39.0
Operating margin	8.6%	9.0%	(0.4)	pts.	8.8%	7.1%	1.7	pts.
OTHER INCOME (EXPENSE)
Interest expense	(44)	(45)	(1.2)		(133)	(133)	—
Capitalized interest	2	1	51.6		6	3	55.1
Interest income and other	2	(8)	(126.5)		3	(4)	(172.0)
Total other income (expense)	(40)	(52)	(22.7)		(124)	(134)	(7.3)
INCOME BEFORE INCOME TAXES	73	56			208	105
Pre-tax margin	5.6%	4.6%	1.0	pts.	5.5%	3.1%	2.4	pts.
Income tax expense	28	21			81	42
NET INCOME	$45	$35			$127	$63
EARNINGS PER COMMON SHARE:
Basic	$0.16	$0.12			$0.45	$0.23
Diluted	$0.14	$0.11			$0.39	$0.21
Weighted average shares outstanding (thousands):
Basic	282,880	279,099			282,196	278,280
Diluted	344,792	346,253			343,804	347,680

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended September 30,		Percent Change		Nine Months Ended September 30,		Percent Change
	2012	2011			2012	2011
Revenue passengers (thousands)	7,747	7,016	10.4		21,938	19,677	11.5
Revenue passenger miles (millions)	9,075	8,332	8.9		25,480	22,948	11.0
Available seat miles (ASMs) (millions)	10,704	9,855	8.6		30,201	27,807	8.6
Load factor	84.8%	84.5%	0.3	pts.	84.4%	82.5%	1.9	pts.
Aircraft utilization (hours per day)	12.4	12.0	2.8		11.9	11.7	1.7

Average fare	$154.04	$154.88	(0.5)		$157.73	$154.44	2.1
Yield per passenger mile (cents)	13.15	13.04	0.8		13.58	13.24	2.6
Passenger revenue per ASM (cents)	11.15	11.03	1.1		11.46	10.93	4.8
Operating revenue per ASM (cents)	12.21	12.12	0.7		12.54	12.08	3.8
Operating expense per ASM (cents)	11.16	11.03	1.1		11.44	11.22	2.0
Operating expense per ASM, excluding fuel (cents)	6.67	6.43	3.7		6.93	6.74	2.8
Airline operating expense per ASM (cents) (a)	10.99	10.88	1.0		11.30	11.04	2.3

Departures	69,925	63,099	10.8		199,538	181,437	10.0
Average stage length (miles)	1,094	1,108	(1.3)		1,084	1,092	(0.7)
Average number of operating aircraft during period	175.0	165.8	5.6		172.6	163.9	5.3
Average fuel cost per gallon	$3.17	$3.25	(2.4)		$3.21	$3.18	1.1
Fuel gallons consumed (millions)	152	139	8.5		425	392	8.3
Full-time equivalent employees at period end (a)					11,797	11,443	3.1

(a) Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	September 30,	December 31,
	2012	2011

Cash and cash equivalents	$542	$673
Total investment securities	672	591
Total assets	7,141	7,071
Total debt	2,923	3,136
Stockholders' equity	1,903	1,757

SOURCE: JetBlue Airways Corporation